Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations: Mel Stephens VP — IR and Corporate Communications (248) 447-1624

Media: Andrea Puchalsky Director — Corporate Communications (248) 447-1651

Lear’s Second Quarter Net Sales Top $4 Billion

     Southfield, Mich., July 17, 2003 — Lear Corporation [NYSE: LEA], the world’s largest automotive interior systems supplier, today reported financial results for the second quarter of 2003.

Highlights Include:

•	Record net sales of $4.1 billion, up 8% from a year ago

•	Net income of $1.54 per share, up 21% from a year ago

•	Strong cash flow used to reduce debt

•	Twenty-one customer awards for excellence in quality and delivery

     For the second quarter of 2003, Lear posted record net sales of $4.1 billion and net income of $104.1 million, or $1.54 per share. These results compare to net sales of $3.8 billion and net income of $85.5 million, or $1.27 per share, for the second quarter of 2002.

     “We grew our top line during the quarter, reaching a new sales milestone despite lower overall industry production,” said Bob Rossiter, Lear’s Chairman and Chief Executive Officer. “Our strategy is to grow Lear’s business profitably by delivering the best quality, innovation and service in the industry.”

     The eight percent increase in net sales from a year ago reflects the addition of new business globally and a stronger Euro. Lower vehicle production in North America (down 9%) and in Western Europe (down 2%) partially offset this increase.

     The twenty-one percent improvement in net income per share reflects the profit contribution from new business globally, aggressive cost reduction efforts, favorable product mix in North America, lower interest expense and a lower corporate tax rate.

     “Our continuing cost improvements and overall operating efficiencies are allowing us to meet aggressive cost reduction targets from our customers,” Rossiter added.

(more)

     For the quarter, free cash flow was $179.9 million, allowing the Company to continue to reduce its debt and improve financial flexibility. (Net cash provided by operating activities was $160.7 million; a reconciliation of free cash flow to net cash provided by operating activities is provided in the attached supplemental data page.)

     During the quarter, Lear received a total of twenty-one awards from General Motors, Ford, DaimlerChrysler, Toyota, Honda, Nissan, Mazda, Suzuki, Ferrari and Porsche for excellence in quality and delivery. “We are pleased with this recognition because customer satisfaction is our top priority and our roadmap for success,” Rossiter continued.

Third Quarter and Full Year 2003 Outlook

     For the third quarter of 2003, net sales are expected to be approximately $3.4 billion, up slightly from a year ago. This reflects the addition of new business globally and a stronger Euro, offset by lower vehicle production in North America (down 5%) and in Western Europe (down 7%). Net income per share is expected to be in the range of $0.95 to $1.05. Capital spending is projected to be approximately $100 million, and free cash flow is expected to be about breakeven. For the second half of 2003, the corporate tax rate is anticipated to be 28%, down from 30% in the first half of 2003.

     For the full year, net sales are expected to be approximately $15.2 billion, compared with $14.4 billion in 2002. This increase reflects the expected addition of $900 million in new business globally and a stronger Euro, offset in part by lower vehicle production in North America (down from 16.4 million units to a range of 15.7 to 15.9 million units) and in Western Europe (down from 16.4 million units to a range of 15.7 to 15.9 million units). Net income per share is expected to be in the range of $5.20 to $5.50, reflecting improved results in the second quarter and a lower corporate tax rate in the second half of 2003. Full year capital spending is projected to be approximately $300 million, and free cash flow is expected to be approximately $400 million.

     Lear Corporation, a Fortune 500 company headquartered in Southfield, Mich., USA, focuses on integrating complete automotive interiors, including seat systems, interior trim and electrical systems. With annual net sales of $14.4 billion in 2002, Lear is the world’s largest automotive interior systems supplier. The Company’s world-class products are designed, engineered and manufactured by more than 115,000 employees at 280 facilities located in 33 countries.

     Lear’s news releases and other information, including certain financial and statistical information presented during its periodic earnings conference calls, are available on the Company’s website at www.lear.com. Lear will webcast live its second quarter earnings conference call through the Investor Relations link at www.lear.com at 2:00 p.m. (Eastern) on July 17, 2003. In addition, one may access the conference call by dialing 1-800-789-4751 (domestic) or 1-706-679-3323 (international) with the access code number of 668477. The audio replay will be available two hours following the call at 1-800-642-1687 (domestic) or 1-706-645-9291 (international) with the access code number of 668477 and will be available until August 1, 2003.

Use of Non-GAAP Financial Information

     In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding “free cash flow” (a non-GAAP financial measure). Free cash flow represents net cash provided by operating activities before the net change in sold accounts receivable, less capital expenditures. The Company believes it is appropriate to exclude the net change in sold accounts receivable in the calculation of free cash flow since the sale of receivables may be viewed as a borrowing activity.

     Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses free cash flow for planning and forecasting in future periods.

     Free cash flow should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or other cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt, and thus does not reflect funds available for investment or other discretionary uses. Also, free cash flow, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

     For a reconciliation of free cash flow to net cash provided by operating activities, see the attached supplemental data page which, together with this press release, has been posted on the Company’s website through the Investor Relations link at www.lear.com.

Forward-Looking Statements

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which the Company operates, including changes in interest rates and fuel prices, fluctuations in the production of vehicles for which the Company is a supplier, labor disputes involving the Company or its significant customers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, increases in warranty costs, risks associated with conducting business in foreign countries, fluctuations in currency exchange rates, adverse changes in economic conditions or political instability in the jurisdictions in which the Company operates, competitive conditions impacting the Company’s key customers, raw material cost and availability, unanticipated changes in free cash flow and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. These forward-looking statements are made as of the date hereof, and the Company does not assume any obligation to update them.

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Lear Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited; in millions, except per share amounts)

	Three Months Ended

	June 28, 2003	June 29, 2002

Net sales	$4,101.2	$3,792.2
Cost of sales	3,748.0	3,462.9
Selling, general and administrative expenses	141.5	132.9
Interest expense	49.1	53.4
Other expense, net	13.9	14.5

Income before income taxes	148.7	128.5
Income taxes	44.6	43.0

Net income	$104.1	$85.5

Basic net income per share	$1.58	$1.31

Diluted net income per share	$1.54	$1.27

Weighted average number of shares outstanding — basic	66.0	65.5

Weighted average number of shares outstanding — diluted	67.7	67.4

Lear Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited; in millions, except per share amounts)

	Six Months Ended

	June 28, 2003	June 29, 2002

Net sales	$7,999.9		$7,326.8
Cost of sales	7,338.1		6,724.9
Selling, general and administrative expenses	288.2		264.5
Interest expense	102.2		110.4
Other expense, net	25.7		28.7

Income before income taxes and cumulative effect of a change in accounting principle	245.7		198.3
Income taxes	73.7		66.4

Income before cumulative effect of a change in accounting principle	172.0		131.9
Cumulative effect of a change in accounting principle, net of tax	—		298.5	(a	)

Net income (loss)	$172.0	$	(166.6)

Basic income per share before cumulative effect of a change in accounting principle	$2.61		$2.03

Basic net income (loss) per share	$2.61		$(2.56)

Diluted income per share before cumulative effect of a change in accounting principle	$2.55		$1.97

Diluted net income (loss) per share	$2.55		$(2.49)

Weighted average number of shares outstanding — basic	65.9		65.0

Weighted average number of shares outstanding — diluted	67.5		66.9

(a)	On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” Under this statement, goodwill is no longer amortized but is subject to annual impairment analysis. The Company’s initial impairment analysis compared the fair values of each of its reporting units, based on discounted cash flow analyses, to the related net book values. As a result, the Company recorded impairment charges of $310.8 million ($298.5 million after-tax or $4.46 per diluted share) as of January 1, 2002. These charges are reflected as a cumulative effect of a change in accounting principle, net of tax in the consolidated statement of income for the six months ended June 29, 2002.

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Lear Corporation and Subsidiaries
Consolidated Balance Sheets
(In millions)

	June 28, 2003	December 31, 2002

	(Unaudited)	(Audited)
ASSETS
Current:
Cash and cash equivalents	$103.1	$91.7
Accounts receivable	2,306.3	1,508.0
Inventories	484.8	489.7
Recoverable customer engineering and tooling	174.9	153.2
Other	230.6	265.1

	3,299.7	2,507.7

Long-Term:
PP&E, net	1,735.1	1,710.6
Goodwill, net	2,899.2	2,860.4
Other	431.0	404.3

	5,065.3	4,975.3

Total Assets	$8,365.0	$7,483.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current:
Short-term borrowings	$35.1	$37.3
Accounts payable and drafts	2,466.2	1,966.4
Accrued liabilities	1,218.7	1,037.6
Current portion of long-term debt	3.9	3.9

	3,723.9	3,045.2

Long-Term:
Long-term debt	2,054.4	2,132.8
Other	675.0	642.7

	2,729.4	2,775.5

Stockholders’ Equity	1,911.7	1,662.3

Total Liabilities and Stockholders’ Equity	$8,365.0	$7,483.0

Lear Corporation and Subsidiaries
Supplemental Data
(Unaudited; in millions, except content per vehicle data)

	Three Months Ended

	June 28, 2003	June 29, 2002

Net Sales
U.S. and Canada	$2,230.1	$2,262.6
Europe	1,455.9	1,144.8
Rest of World	415.2	384.8

Total	$4,101.2	$3,792.2

Content Per Vehicle *
North America	$597	$553
Western Europe	317	249
South America	92	87

Free Cash Flow **
Net cash provided by operating activities	$160.7	$131.4
Net change in sold accounts receivable	86.2	34.3

Net cash provided by operating activities before net change in sold accounts receivable	246.9	165.7
Capital expenditures	(67.0)	(56.3)

Free cash flow	$179.9	$109.4

Depreciation	$77.7	$73.6

	Six Months Ended

	June 28, 2003	June 29, 2002

Net Sales
U.S. and Canada	$4,427.7	$4,371.1
Europe	2,787.2	2,241.1
Rest of World	785.0	714.6

Total	$7,999.9	$7,326.8

Content Per Vehicle *
North America	$598	$563
Western Europe	308	247
South America	82	89

Free Cash Flow **
Net cash provided by operating activities	$257.3	$300.3
Net change in sold accounts receivable	139.6	5.8

Net cash provided by operating activities before net change in sold accounts receivable	396.9	306.1
Capital expenditures	(137.3)	(102.5)

Free cash flow	$259.6	$203.6

Depreciation	$152.1	$147.7

*	Content Per Vehicle for 2002 has been updated to reflect actual production levels.

**	See “Use of Non-GAAP Financial Information” included in this news release.

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